Exhibit 99.1

For Immediate Release:	Contact:	Dan Miller
Chief Executive Officer (914) 921-5193 dan@machteninc.com

MachTen, Inc. Reports Results for the Third Quarter 2023

Traverse City, Michigan, November 14, 2023 – MachTen, Inc. (“MACT”) (OTC: MACT) today reported its operating results for the quarter ended September 30, 2023.

“It’s an exciting time for MachTen!  We completed the spin-off from LICT on August 31, and appreciate the unwavering efforts of our teams in Carney, Traverse City and Rye. While our 3rd quarter earnings reflect a strong foundation, we have very significant opportunities to improve operating efficiencies as a standalone public company with a focused management team. We are well positioned to benefit from industry trends, and have a clear plan for meaningful growth in the years ahead,” commented Dan Miller, Chief Executive Officer.

Financial Highlights

(In thousands)	Three Months Ended
	September 30, 2023	September 30, 2022

Regulated revenue	$3,079	$3,120
Non-regulated revenue	$1,052	$941
Operating profit	$1,553	$1,502
Net income	$1,090	$1,082

Revenue

Regulated revenue was $3.08 million in the 3rd quarter of 2023, down slightly from the prior year, attributable to the elimination of a Michigan Universal Service Fund (USF) program in 2022.

Regulated revenue included $2.2 million from the Federal Communications Commission’s Alternative Connect America Model (“A-CAM”) program. As previously disclosed, ACAM will be replaced by Enhanced-ACAM (“E-ACAM”) beginning in January 2024.  Annual support from E-ACAM of approximately $9.7 million for 15 years, through 2038, will replace annual ACAM support of $8.7 million that was scheduled to expire in 2028. Local access revenue of $355,000 in the 3rd quarter was generated from providing services to 3,971 access lines.

Non-regulated revenue increased to $1.05 million in the 3rd quarter of 2023, up from $941,000 in the prior year period. The increase is attributable to growth in fiber-based broadband subscribers in expansion markets including Escanaba, Traverse City and Bergland. Fiber passings in competitive markets continue to increase, and were approximately 4,200 as of September 30. Fiber-based subscribers increased to 900 as of quarter-end, up from 753 on June 30, and 428 a year ago.

Expenses

The cost of revenue for the 3rd quarter increased to $1.43 million from $1.42 million in the prior year, primarily attributable to additional staffing, sales and marketing expense.  General and administrative costs, along with depreciation expense, remained relatively consistent with the year ago period.

Balance Sheet
As of September 30, 2023, cash and cash equivalents were $1.57 million, compared with $1.2 million as of December 31, 2022. Prior to being spun-off from LICT Corporation, MachTen declared a $15 million distribution to its former parent. While MachTen continues to evaluate financing options that will facilitate payment of the distribution, and address long-term investment priorities, interest will be paid to LICT at a rate of SOFR + 1.5% under the terms of a promissory note dated August 30, 2023.
Capital Investments
MachTen and its’ operating subsidiaries are in the early stages of significant capital investments that coincide with participation in E-CAM, while also targeting attractive returns in strategic growth markets.
A $4 million project being funded through a 50% Connecting Michigan Communities 3.0 grant began this summer in Wallace and Carney. Once complete, this grant will bring fiber-based services to more than 700 homes and businesses.
Construction will begin in 2024 on several ReConnect America 3 (“RC3”) projects that will bring fiber-based service to more than 2,500 locations over 600 miles. These grants were awarded by the United States Department of Agriculture’s Rural Utility Service, and will impact areas that are considered amongst the highest cost to serve. On a combined basis, the RC3 grant projects may have a total cost of approximately $85 million over a 5-year period, inclusive of a matching investment from MachTen of up to $16 million.
The deployment of fiber-based broadband services in the nineteen incumbent exchanges that benefit from E-CAM support will also accelerate in 2024. MachTen is committed to delivering at least 100 Mbps download / 20 Mbps upload speeds to 8,900 locations in its rural network, bringing state of the art communications services to the communities of Northern Michigan.
About MachTen, Inc.

MachTen is a holding company for Upper Peninsula Telephone Company (UPTC), Michigan Central Broadband Company (MCBC), and Alpha Communications. MachTen’s subsidiaries provide broadband internet access and communications services, including voice, video, home automation and managed hosting services.  Investors should refer to our 10-Q and other filings that have been posted to www.machteninc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

MachTen, Inc. and Subsidiaries Condensed Consolidated Statements of Financial Condition (in thousands, except per share data)

	September, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$1,567	$1,202
Accounts receivable	906	868
Materials and supplies	2,505	1,408
Other current assets	474	507
Current assets	$5,452	$3,985

Property, plant and equipment, net	23,707	20,818
Right-of-use assets, net	679	747
Goodwill	100	100
Other noncurrent assets	66	70
Total assets	$30,004	$25,720

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$92	$3,362
Note payable	$15,000	$-
Accrued liabilities	3,112	1,157
Current operating lease liability	78	74
Total current liabilities	18,282	4,593

Deferred income taxes	2,486	2,726
Long term operating lease liability	644	710
Asset retirement obligations	144	136
Other noncurrent liabilities	26	26
Total liabilities	21,582	8,191

Shareholders' equity
Additional paid-in capital	23,009
Dividends declared	(15,000)
Retained earnings	410	17,529
Total shareholders' equity	8,422	17,529
Total liabilities and shareholders' equity	$30,004	$25,720

Basic shares outstanding	3,172	3,172

MachTen, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share data)

	Three Months Ended
	Sept 30, 2023	June 30, 2023
Revenue:
Regulated revenue	$3,079	$3,120
Non-regulated revenue	1,052	941
Total revenue	4,131	4,061
Operating Costs:
Cost of revenue	1,426	1,420
General and administrative	639	610
Depreciation and accretion	513	529
Total costs	2,578	2,559
Operating income	1,553	1,502
Other Income (Expense):
Interest expense	(88)	-
Investment income	4	3
Total non-operating income / (loss)	(84)	3
Income before provision for income taxes	1,469	1,505
Provision for income taxes	(379)	(423)
Net income	$1,090	$1,082

Earnings per share attributable to common stockholders:
Basic	$0.34	$0.34
Diluted	$0.34	$0.34

Weighted average shares outstanding:
Basic	3,172	3,172
Diluted	3,172	3,172